Exhibit 99.1

News from Xerox Holdings Corporation
Xerox Holdings Corporation 201 Merritt 7 Norwalk, CT 06851-1056

Xerox Board of Directors Appoints Steven Bandrowczak as Chief Executive Officer

NORWALK, Conn, August 3, 2022 -- Xerox Holdings Corporation (NASDAQ: XRX) today announced its Board of Directors has appointed Steven Bandrowczak as Chief Executive Officer.
Steve joined Xerox in 2018 as the company’s President and Chief Operations Officer, and has served as Interim CEO since the passing of John Visentin in June 2022. As President and COO, Steve was responsible for developing and executing a global operations strategy for Xerox’s Software and Innovation businesses, as well as the company’s business support functions, including business strategy, product and service delivery, customer billing, and information technology. Steve was also president of Xerox Holdings Corporation and served as CareAR’s Chairman.
"Steve has a proven track record of delivering results by leveraging digital platforms to drive market share and increase profitability,” said James Nelson, Chairman of Xerox’s Board of Directors. “He also has continually stepped up when Xerox needed him most and demonstrated his ability to lead with passion and empathy. The Board has full confidence that Steve is the right leader to move Xerox forward.”
“I am humbled by the Board’s decision to appoint me as Chief Executive Officer,” said Bandrowczak. “I see great potential for our company, and I’m honored to work alongside all of my Xerox colleagues as we build momentum toward the future.”
Additional Information About Steve Bandrowczak
Steve joined Xerox in 2018 from Alight Solutions, where he was the chief operating officer and chief information officer, responsible for the company’s global supply chain, shared services, product development, transformation office, accounts payable, IT strategy and operations, enterprise risk management and real estate.
Prior to his experience at Alight Solutions, Steve was the president of Telecommunication Media and Technology at Sutherland Global Services. He previously served as the senior vice president for Global Business Services at Hewlett-Packard, where he transformed its 16,000-employee shared service organization into a highly efficient operation with a focus on automation, business intelligence and labor optimization. In addition, Steve led the business process outsourcing (BPO) practice in the Enterprise Services Group.
During his career, Steve has held senior leadership positions for various multi-billion-dollar global companies, including Avaya, Nortel, Lenovo, DHL and Avnet.

News from Xerox Holdings Corporation
Xerox Holdings Corporation 201 Merritt 7 Norwalk, CT 06851-1056

About Xerox Holdings Corporation (NASDAQ: XRX)
For more than 100 years, Xerox has continually redefined the workplace experience. Harnessing our leadership position in office and production print technology, we've expanded into software and services to sustainably power today's workforce. From the office to industrial environments, our differentiated business solutions and financial services are designed to make every day work better for clients — no matter where that work is being done. Today, Xerox scientists and engineers are continuing our legacy of innovation with disruptive technologies in digital transformation, augmented reality, robotic process automation, additive manufacturing, Industrial Internet of Things and cleantech. Learn more at xerox.com.

Media Contact:
Callie Ferrari, Xerox, +1 203-615-3363, callie.ferrari@xerox.com
Note: To receive RSS news feeds, visit https://www.news.xerox.com. For open commentary, industry perspectives and views, visit http://www.linkedin.com/company/xerox, http://twitter.com/xerox, http://www.facebook.com/XeroxCorp, https://www.instagram.com/xerox/, http://www.youtube.com/XeroxCorp.

Xerox® is a trademark of Xerox in the United States and/or other countries.

###